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                                                                    EXHIBIT 10.3


                        INTERNET CAPITAL GROUP, L.L.C.

                          SUMMARY OF THE TERMS OF THE
                          MEMBERSHIP PROFIT INTERESTS
                          ---------------------------

     The shares of Membership Profit Interest ("MPI Shares") of Internet Capital Group, L.L.C. (the "Company") represent the shares of membership interest to be granted by the Company from time to time as performance incentives to those officers or employees of, or consultants or advisors to, the Company (the "Eligible Persons") designated by Walter W. Buckley, III and Kenneth A. Fox.
The MPI Shares shall be subject to the terms and conditions set forth herein and in the Limited Liability Company Agreement of the Company, dated May 9, 1996, as amended (the "LLC Agreement"), as the same may be amended from time to time by the Board of Managers (the "Board") in accordance with the LLC Agreement.

     The Board shall have full and final authority in its absolute discretion with respect to the terms and conditions of any grant of MPI Shares. The Board may correct any defect, supply any omission, and reconcile any inconsistency in any grant of MPI Shares to the extent it shall deem desirable. The Board shall also have the authority to make such determinations and interpretations under, or in connection with, the grant of MPI Shares, as it deems necessary or advisable. All such determinations and interpretations shall be binding and conclusive upon the Company, its members, all of its current and former officers, employees, consultants and advisors, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them. No member of the Board shall be liable for any action or determination made in good faith with respect to any grant of MPI Shares.

     The total number of MPI Shares available for issuance will equal 14.5% of the Company's membership interests, calculated by (i) dividing the total capital contributions and outstanding capital commitments of all members by 85.5% and
(ii) subtracting from the quotient all members' capital contributions plus their outstanding capital commitments. The MPI Shares will be allocated among Walter Buckley, Ken Fox and the other Eligible Persons designated by them in such proportions as Walter and Ken decide. No payment is required in exchange for the grant of MPI Shares.

     The MPI Shares will vest in equal annual installments over a five (5) year period beginning on the date an Eligible Person is hired or retained by the Company. If an Eligible Person dies, becomes disabled, or otherwise ceases to provide services to the Company for any reason (with or without cause), then such Eligible Person will only be entitled to receive that portion of his or her MPI Shares that have vested through the date of such termination (or such greater amount as the Board of Managers may determine in its discretion) and will forfeit the unvested portion, if any, of his or her MPI Shares. Any MPI Shares which are forfeited will continue to be available for issuance to other Eligible Persons. The Board may accelerate the vesting date of any unvested MPI Shares in its discretion, if it deems such acceleration to be desirable.

     The MPI Shares granted by the Company shall be evidenced by a written document in such form as the Board shall, from time to time, approve. An Eligible Person receiving MPI Shares will be admitted as a member of the Company and become bound by the LLC Agreement on the date on which the Company receives his or her signed agreement reflecting the grant of such shares.